Exhibit 10.2

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement (this “Agreement”) is dated as of July 20, 2022, between Cenntro Electric Group Limited ACN 619 054 938, an Australian public company (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).
WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:
ARTICLE I.
DEFINITIONS
1.1        Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Notes (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:
“Acquiring Person” shall have the meaning ascribed to such term in Section 4.7.
“Action” shall have the meaning ascribed to such term in Section 3.1(j).
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.
“Board of Directors” means the board of directors of the Company.
“Business Day” means any day other than Saturday, Sunday or other day on which the Federal Bank of New York is closed.
 Closing” shall have the meaning ascribed to such term in Section 2.1.
“Closing Date” shall have the meaning ascribed to such term in Section 2.1.
“Closing Statement” means the Closing Statement in the form on Annex A attached hereto.
“Commission” means the United States Securities and Exchange Commission.

“Company Counsel” means Ortoli Rosenstadt LLP, 366 Madison Avenue, 3rd Floor, New York, NY 10017.

“Conversion Price” shall have the meaning ascribed to such term in the Notes.
“Conversion Shares” shall have the meaning ascribed to such term in the Notes.
“Corporations Act” means the Australian Corporations Act 2001 (Cth).
“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.
“Disclosure Time” means, (i) if this Agreement is signed on a day that is not a Trading Day or after 9:00 a.m. (New York City time) and before midnight (New York City time) on any Trading Day, 9:01 a.m. (New York City time) on the Trading Day immediately following the date hereof, unless otherwise instructed as to an earlier time by the Placement Agent, and (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any Trading Day, no later than 9:01 a.m. (New York City time) on the date hereof, unless otherwise instructed as to an earlier time by the Placement Agent.
 “Effective Date” means the earliest of the date that (a) the initial Registration Statement has been declared effective by the Commission, (b) all of the Underlying Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, (c) following the one (1) year anniversary of the Closing Date provided that a holder of the Underlying Shares is not an Affiliate of the Company or (d) all of the Underlying Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and Company Counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Underlying Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.
“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(s).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) Ordinary Shares or options to employees, officers or directors of the Company or its Subsidiaries pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of the compensation committee of the Company, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the date of this Agreement, provided that such securities have not been amended after the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations undertaken in accordance with the Corporations Act) or to extend the term of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in Section 4.13(a) herein, and provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which the majority of the disinterested directors of the Company believes in good-faith is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).
“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(bb).
“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).
 “Irrevocable Transfer Agent Instructions” means the Irrevocable Transfer Agent Instructions, dated as of the Closing Date, among the Company and the Transfer Agent, in the form attached hereto as Exhibit H.
“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).
“Lien” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.
“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).
“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).
“Maximum Rate” shall have the meaning ascribed to such term in Section 5.18.
“Notes” means the Senior Secured Convertible Notes due, subject to the terms therein, twenty-one (21) months from their dates of issuance, issued by the Company to the Purchasers hereunder, in the form of Exhibit A attached hereto.

“Ordinary Shares” means the ordinary shares of the Company, no par value, and any other class of securities into which such ordinary shares may, subject to any requirements of the Corporations Act, hereafter be reclassified or changed.
“Ordinary Share Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.
“Patent Security Agreement” means the Patent Security Agreement, dated on or about the date hereof, among the Company, its Subsidiaries, and the Purchasers, in the form of Exhibit G attached hereto.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Placement Agent” means Univest Securities, LLC.
“Pledged Securities” means any and all certificates and other instruments representing or evidencing all of the capital stock and other equity interests of the Subsidiaries.
“Principal Amount” means, as to each Purchaser, the amounts set forth below such Purchaser’s signature block on the signature pages hereto next to the heading “Principal Amount,” in United States Dollars, or any other currency and rate of exchange agreed to between the Company and such Purchaser, which shall equal such Purchaser’s Subscription Amount multiplied by 1.05.
“Principal Market” means The Nasdaq Capital Market.
“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.
“Public Information Failure” shall have the meaning ascribed to such term in Section 4.3(b).
“Public Information Failure Payments” shall have the meaning ascribed to such term in Section 4.3(b).
“Purchaser Party” shall have the meaning ascribed to such term in Section 4.10.
“Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the date hereof, among the Company and the Purchasers, in the form of Exhibit B attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Purchaser as provided for in the Registration Rights Agreement.
“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).
“Required Minimum” means (i) on and after the date hereof until the Registration Statement is effective under the Exchange Act, the maximum aggregate number of Ordinary Shares, then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants or conversion in full of all Notes (including Underlying Shares issuable as payment of interest on the Notes), ignoring any conversion or exercise limits set forth therein, and assuming (a) on the Maturity Date the Notes are fully converted and (b) the Notes convert into Ordinary Shares at the Monthly Conversion Price on each Monthly Redemption Date, and (ii) if and as applicable, on and after the date on which the Information Statement is effective under the Exchange Act, 400% of the amount set forth in subparagraph (i) of this definition of “Required Minimum” (but in no event, later than sixty (60) calendar days after the date hereof).
“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.
“S&W” means Sullivan & Worcester LLP, with offices located at 1633 Broadway, 32nd Floor, New York, New York 10019.
“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).
“Securities” means the Notes, the Warrants, the Warrant Shares and the Underlying Shares.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement dated on the date hereof by and among the Company, the Subsidiaries, and the Purchasers, as hereinafter amended and/or supplemented altogether with all exhibits, schedules and annexes to such Security Agreement, pursuant to which the Obligations (as defined in the Security Agreement) of the Company and the Subsidiaries to the Purchasers under the Transaction Documents are secured by the assets of the Company and Subsidiaries (including, without limitation, the Collateral and Intellectual Property (each as defined in the Security Agreement)), which security interests in the Collateral shall be perfected by UCC-1 Financing Statements (the “UCC-1 Financing Statements”), filed with the Secretary of State of the State of Delaware and the Secretary of State of any other applicable jurisdiction, to the extent perfectible by the filing of a UCC-1 Financing Statement, or if applicable, a UCC-3 Financing Statement Amendment and such other documents and instruments related thereto, which Security Agreement shall be in the form of Exhibit E attached hereto.
“Security Documents” shall mean the Security Agreement, the Subsidiary Guarantees, the original Pledged Securities, along with medallion guaranteed executed blank stock powers to the Pledged Securities, and any other documents and filing required thereunder in order to grant the Purchasers a first priority security interest in the assets of the Company and the Subsidiaries (including, without limitation, the Collateral and Intellectual Property (each as defined in the Security Agreement)) as provided in the Security Agreement, including all UCC-1 Financing Statements (or if applicable, a UCC-3 Financing Statement Amendment) filing receipts, and filings receipts with respect to the documents and filings described in Section 4.21, Section 4.22, and Section 4.23 herein.
“Shareholder Approval” means such approval, if and as may be required by the Corporations Act or the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated by the Transaction Documents.
“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing Ordinary Shares).
“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Notes and Warrants purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.
“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.
“Subsidiary Guarantee” means the Subsidiary Guarantee, dated the date hereof, by each Subsidiary in favor of the Purchasers, in the form of Exhibit F attached hereto.
“Trading Day” means a day on which the Principal Trading Market is open for trading.
“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares will, in accordance with the terms hereof, be listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; OTC Markets; the OTC Bulletin Board or the OTC Markets Group Inc. (or any successors to any of the foregoing).

 “Transaction Documents” means this Agreement, the Notes, the Warrants, the Registration Rights Agreement, the Security Agreement, the Patent Security Agreement, the Subsidiary Guarantee, the Performance Guaranty, the Irrevocable Transfer Agent Instructions, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.
“Transfer Agent” means Continental Stock Transfer & Trust, the current transfer agent of the Ordinary Shares, with a mailing address of 1 State Street 30th Floor, New York, NY 10004-1561, and any successor transfer agent of the Company.
“Underlying Shares” means the Warrant Shares and Ordinary Shares issued and issuable pursuant to the terms of the Warrants and the Notes, respectively, including without limitation, the Conversion Shares and Ordinary Shares issued and issuable in lieu of the cash payment of interest on the Notes in accordance with the terms of the Notes, in each case without respect to any limitation or restriction on the conversion of the Notes or the exercise of the Warrants.
“US$” means the lawful currency of the United States.
“United States or U.S.” means the United States of America.
“Variable Rate Transaction” shall have the meaning ascribed to such term in Section 4.13(b).
“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Ordinary Shares so reported, or (d) in all other cases, the fair market value of a share of Ordinary Shares as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrants” means, collectively, the Ordinary Shares purchase warrants delivered to the Purchasers at Closing in accordance with Section 2.2(a), which Warrants shall be exercisable immediately and have a term of exercise equal to five (5) years, in the form of Exhibit C attached hereto.
“Warrant Shares” means the Ordinary Shares issuable upon exercise of the Warrants.
ARTICLE II.
PURCHASE AND SALE
2.1        (a)          Closing.  The closing of the offer and sale of the Securities (the “Closing”) shall occur at 10:00 am (New York City time) at the offices of Sullivan & Worcester LLP, 1633 Broadway, New York, New York 10019, on the first (1st) Trading Day on which the conditions to the Closing set forth in Section 2.3 hereof are satisfied or waived in writing as provided elsewhere herein, or on such other date and time as agreed to by the Company and the Purchaser (the “Closing Date”).
2.2	Deliveries.
(a)            On or prior to the Closing Date (except as noted), the Company shall deliver or cause to be delivered to each Purchaser the following:
(i)           this Agreement duly executed by the Company;
(ii)          a legal opinion of Company Counsel, substantially in the form of Exhibit D attached hereto;
(iii)         the specified Note having the respective principal amount set forth on Schedule 1, registered in the name of such Purchaser;
(vi)        the specified Warrant registered in the name of such Purchaser set forth on Schedule 1 to purchase up to a number of Ordinary Shares equal to fifty percent (50%) of such Purchaser’s Conversion Shares on the Closing Date, with an exercise price equal to 130% of the Conversion Price set forth in the specified Note, subject to adjustment therein;
(iv)       the Company shall have provided each Purchaser with the Company’s wire instructions, on Company letterhead and executed by the Chief Executive Officer or Chief Financial Officer;
(v)         the Security Agreement, duly executed by the Company and each Subsidiary, along with all of the Security Documents, including the Subsidiary Guarantee, duly executed by the parties thereto, the original Pledged Securities and corresponding stock powers;
(vi)         the Registration Rights Agreement duly executed by the Company;

(vii)        the Patent Security Agreement duly executed by the Company;
(viii)       the Performance Guaranty in the form of Exhibit I attached hereto duly executed by the Company and Mr. Wang;
(ix)         Irrevocable Transfer Agent Instructions duly executed by the Company and the Transfer Agent;
(x)           Reserved;
(xiii)      a perfection certificate, duly executed by the Company, in the form reasonably acceptable to the Purchasers;
(xi)         the UCC-1 Financing Statements (or if applicable, UCC-3 Financing Statement Amendments) with proof of filing thereof with the Secretary of State of the State of Delaware and the Secretary of State of any other applicable jurisdiction;
(xii)        the Disclosure Schedules, updated as of the Closing Date, together with any additional collateral documents necessary or appropriate, in the Agent’s sole discretion, because of any changes in such Disclosure Schedules
(xiii)      an officer’s certificate and compliance certificate, each in a form reasonably acceptable to the Purchaser’s counsel; and
(xiv)      such other opinions, certificates, statements, including, without limitation, a closing statement, and agreements as the Purchasers’ counsel may reasonably require.
(b)            On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company, the following:
(i)            this Agreement duly executed by such Purchaser;
(ii)         such Purchaser’s Subscription Amount set forth Schedule 1 by wire transfer to the account specified in writing by the Company;
(iii)          the Security Agreement duly executed by such Purchaser;
(iv)          the Patent Security Agreement duly executed by such Purchaser; and
(v)           the Registration Rights Agreement duly executed by such Purchaser.

2.3         Closing Conditions.
(a)            The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:
(i)          the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);
(ii)          all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed;
(iii)      the delivery by each Purchaser of the items set forth in Section 2.2(b) or Section 2.2(d), as applicable, of this Agreement; and
(iv)         the specified Purchaser’s Subscription Amount being equal to the Purchase Price due and payable at Closing.
(b)        The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:
(i)         the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);
(ii)          all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;
(iii)         the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;
(iv)         there shall have been no Material Adverse Effect with respect to the Company since the date hereof and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default;
(v)        from the date hereof to the Closing Date, trading in the Ordinary Shares shall not have been suspended by the Commission or the Company’s Principal Trading Market and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Securities at Closing;

(vi)        the Company meets the current public information requirements under Rule 144 in respect of the Conversion Shares or Warrant Shares and any other Ordinary Shares issuable under the Notes or the Warrants;
(vii)        any other conditions contained herein or the other Transaction Documents, including those set forth in Section 2.2; and
(viii)      the Company has submitted a Listing of Additional Shares Notification Form with The Nasdaq Capital Market with respect to each issuance of Securities pursuant to this Agreement.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
3.1        Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein as of the Closing Date to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to each Purchaser:
(a)           Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a). The Company owns, directly or indirectly, all of the issued share capital or other equity interests of each Subsidiary except as set forth on Schedule 3.1(a), free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company has no subsidiaries, all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.
(b)          Organization and Qualification The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate of registration or certificate or articles of incorporation, constitution, bylaws or other organizational or charter documents (in each case as applicable to the Company or the relevant Subsidiary). Each of the Company and the Subsidiaries is duly qualified to conduct business and, where applicable, is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, excluding in each case those events arising directly out of the COVID-19 pandemic that have been publicly disclosed in the SEC Reports prior to the date hereof, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)          Authorization; Enforcement.
(i)          The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s shareholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
(ii)         With respect to the Subsidiary Guarantee, each of the Subsidiaries has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by such agreement and otherwise to carry out its obligations thereunder. The execution and delivery of the Subsidiary Guarantee and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company, and no further action is required by the respective Subsidiary, its managers or its members in connection therewith. The Subsidiary Guarantee has been (or upon delivery will have been) duly executed by the respective Subsidiaries and, when delivered in accordance with the terms thereof, will constitute the valid and binding obligation of the respective Subsidiary enforceable against such Subsidiary in accordance with its terms, except (A) as listed by general equitable principals and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (B) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (C) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)         No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate of registration or certificate or articles of incorporation, constitution, bylaws or other organizational or charter documents (as the case may be), or (ii) except as set forth on Schedule 3.1(d), conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to receipt of the Required Approvals and to the accuracy of the accuracy on the Closing Date of the representations and warranties of the Purchasers contained in Sections 3.2(c), 3.2(i), 3.2(j) and 3.2(k), conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including United States federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.
(e)        Filings, Consents and Approvals. Except as set forth on Schedule 3.1(e), subject to the accuracy on the Closing Date of the representations and warranties of the Purchasers contained in Sections 3.2(c), 3.2(i), 3.2(j) and 3.2(k), the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other United States federal, state, local or foreign governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.6 of this Agreement, (ii) the filing with the Commission pursuant to the Registration Rights Agreement, (iii) the filing which is required to be made with the Australian Securities and Investments Commission upon each issuance of the Conversion Shares and Warrant Shares to notify the Australian Securities and Investments Commission of the issuance of such Conversion Shares and / or Warrant Shares (as the case may be) in accordance with the requirements of the Corporations Act, (iv) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Securities and the listing of the Conversion Shares and Warrant Shares for trading thereon in the time and manner required thereby, (v) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws and (vi) Shareholder Approval (collectively, the “Required Approvals”).

(f)          Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents and the Company's constitution.
(g)          Capitalization. The capitalization of the Company as of the date hereof is as set forth on Schedule 3.1(g)(i), which Schedule 3.1(g)(i) shall also include the number of Ordinary Shares owned beneficially, and of record, by Affiliates of the Company as of the date hereof. The Company has not issued any capital stock since its most recently filed Current Report on Form 6-K under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of Ordinary Shares to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Ordinary Share Equivalents outstanding as of the date of the most recently filed Current Report on Form 6-K under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities and as set forth on Schedule 3.1(g)(ii), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Ordinary Shares or the capital stock of any Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Ordinary Shares or Ordinary Share Equivalents or capital stock of any Subsidiary. The issuance and sale of the Securities will not obligate the Company or any Subsidiary to issue Ordinary Shares or other securities to any Person (other than the Purchasers). There are no outstanding securities or instruments of the Company or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Company or any Subsidiary. There are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued and fully paid, have been issued in compliance with all United States federal and state securities laws, and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except for the Shareholder Approval and subject to the accuracy of the accuracy on the Closing Date of the representations and warranties of the Purchasers contained in Sections 3.2(i), 3.2(j) and 3.2(k), no further approval or authorization of any shareholder of the Company, the Board of Directors or others is required for the issuance and sale of the Securities. There are no shareholder agreements, voting agreements or other similar agreements with respect to the Company’s issued share capital to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

(h)        SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since December 31, 2018 (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has not been an issuer subject to Rule 144(i) under the Securities Act since May 11, 2017. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements (other than those applicable under the Corporations Act) and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
(i)         Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as set forth on Schedule 3.1(i) (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any of its issued shares and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the entry into the Transaction Documents and the issuance of the Securities contemplated by the Transaction Documents or as set forth on Schedule 3.1(i), no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

(j)        Litigation.  Except as set forth on Schedule 3.1(j), there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (United States federal, state, county, local or foreign) (collectively, an “Action”). None of the Actions set forth on Schedule 3.1(j), (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under United States federal or state securities laws or a claim of breach of fiduciary duty. Except as disclosed in Schedule 3.1(j), there has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.
(k)         Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. Except as set forth in the SEC Reports, none of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. Except as set forth on Schedule 3.1(k), the Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)          Compliance. Except as set forth on Schedule 3.1(l), neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority; or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign and United States federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.
(m)         Environmental Laws. The Company and its Subsidiaries (i) are material in compliance with all United States federal, state and local laws and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(n)         Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate United States federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(o)          Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of United States federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties, and (iii) as set forth in the SEC Reports and on Schedule 3.1(o). Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.
(p)         Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(q)         Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(r)           Transactions with Affiliates and Employees. Except as set forth in the SEC Reports and on Schedule 3.1(r), none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner (each a “Related Party”), in each case in excess of US$120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.
(s)        Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date. Except as set forth in the SEC Reports, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.
(t)          Certain Fees. Except as set forth on Schedule 3.1(s), no brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(u)        Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act and no disclosure document (as defined in the Corporations Act) is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.
(v)        Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.
(w)       Registration Rights. Other than each of the Purchasers, except as set forth in the SEC Reports and on Schedule 3.1(w), no Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiaries.
(x)         Listing and Maintenance Requirements. The Ordinary Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Ordinary Shares is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Ordinary Shares is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.
(y)          (Reserved)

(z)          Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve (12) months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.
(aa)        No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.
(bb)        Solvency. Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for administration, reorganization or liquidation under the insolvency, bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Except as disclosed on the SEC Reports, Schedule 3.1(bb) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of US$100,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of US$100,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(cc)       Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.
(dd)        No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.
(ee)        Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of FCPA.
(ff)         Accountants. The Company’s accounting firm is set forth on Schedule 3.1(ff) of the Disclosure Schedules. To the knowledge and belief of the Company, such accounting firm (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report on Form 20-F for the fiscal year ending December 31, 2022.

(gg)       Seniority. Except as set forth on Schedule 3.1(gg), as of the Closing Date, no Indebtedness or other claim against the Company is senior to the Notes in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).
(hh)       No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.
(ii)         Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.
(jj)         Acknowledgment Regarding Purchaser’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Sections 3.2(g) and 4.15 hereof), it is understood and acknowledged by the Company that: (i) none of the Purchasers has been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, may presently have a “short” position in the Ordinary Shares and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) subject to applicable laws, one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Underlying Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted.  The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents but that such activities may be prohibited under laws applicable to the Company (including, but not limited to, the Corporations Act) for which the Purchaser must have regard.

(kk)        Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Placement Agent in connection with the placement of the Securities.
(ll)	Intentionally Omitted.
(mm)	Intentionally Omitted.
(nn)        Stock Option Plans. Each stock option granted by the Company under the Company’s stock option plan was granted (i) in accordance with the terms of the Company’s stock option plan and (ii) with an exercise price at least equal to the fair market value of the Ordinary Shares on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.
(oo)       Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).
(pp)        U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.
(qq)       Bank Holding Company Act.  Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(rr)         Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.
(ss)        No Disqualification Events. With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosures provided thereunder.
(tt)         Other Covered Persons. Other than the Placement Agent, the Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.
(uu)       Notice of Disqualification Events. The Company will notify the Purchasers and the Placement Agent in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.
(vv)       Payments of Cash.  Except as disclosed on the Disclosure Schedules neither the Company, its officers, or any Affiliates or agents of the Company have withdrawn or paid cash (not including a check or other similar negotiable instrument) to any vendor in an aggregate amount that exceeds Five Thousand Dollars (US$5,000) for any purpose.

(ww)     Subsidiary Rights. The Company has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries.
(xx)        Promotional Stock Activities.  No Company Party and none of its officers, directors, managers, affiliates or agents have engaged in any stock promotional activity that could give rise to a complaint, inquiry, or trading suspension by the Securities and Exchange Commission alleging (i) a violation of the anti-fraud provisions of the United States federal securities laws, (ii) violations of the anti-touting provisions, (iii) improper “gun-jumping; or (iv) promotion without proper disclosure of compensation.
3.2       Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):
(a)         Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
(b)        Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable United States state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable United States state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable United States state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable United States state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable United States federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c)          Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises its Warrant, converts its Note into Ordinary Shares or is issued any Ordinary Shares under the terms of its Note or Warrant, it:
(i)        will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act;
(ii)        falls within one or more of the categories specified in sections 708(8), 708(10) or 708(11) of the Corporations Act to the effect that the Company is not required under the Corporations Act to issue the Purchaser a disclosure document (as that term is defined in the Corporations Act) in relation to the offer and issue of the Securities or Ordinary Shares.
(d)         Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.
(e)          General Solicitation. Such Purchaser is not, to such Purchaser’s knowledge, purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement.
(f)           Intentionally Omitted.
(g)         Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement or to such Purchaser’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty against, or a prohibition of, any actions with respect to the borrowing of, arrangement to borrow, identification of the availability of, and/or securing of, securities of the Company in order for such Purchaser (or its broker or other financial representative) to effect Short Sales or similar transactions in the future, provided that such transactions do not contravene laws applicable to the Company (including, but not limited to, the Corporations Act).

(h)         Bound by Company's constituent documents. On issue of any Ordinary Shares to such Purchaser pursuant to the Transaction Documents such Purchaser agrees to become a shareholder of the Company and to be bound, immediately following the first issuance of Ordinary Shares to it under the Transaction Documents, by the constituent documents of the Company.
(i)           Related party. Such Purchaser is not a Related Party (as that term is defined in the Corporations Act) of the Company for the purposes of Chapter 2E of the Corporations Act.
(j)           Compliance with Australian takeover provisions. The issuance of any Securities to such Purchaser pursuant to the Transaction Documents will not result in such Purchaser being in breach of the requirements of section 606 of the Corporations Act.
(k)          Foreign Acquisitions and Takeovers Act. Such Purchaser has obtained all regulatory approvals required in Australia and any other relevant jurisdiction (including all regulatory approvals required under the Corporations Act, the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) and the Australian Competition and Consumer Act 2010 (Cth) and equivalent legislation in any other relevant jurisdiction) to (i) enter into the Transaction Documents to which such Purchaser is a party and perform such Purchaser's obligations under such Transaction Documents, and (ii) to acquire the Securities under the Transaction Documents.
(l)           Compliance with laws. The (i) entry into the Transaction Documents to which such Purchaser is a party and the performance of such Purchaser's obligations under such Transaction Documents, and (ii) the acquisition by such Purchaser of Securities under the Transaction Documents, will not infringe any laws or regulations in Australia and any other relevant jurisdiction and such Purchaser represents and warrants that it is in compliance with all such relevant laws and regulations (including, the Corporations Act, the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) and the Australian Competition and Consumer Act 2010 (Cth) and equivalent legislation in any other relevant jurisdiction) and will continue to be in compliance if such Purchaser acquires the Securities pursuant to the Transaction Documents.

(m)         Principal Amount. Such Purchaser acknowledges and agrees that the Securities it subscribes for under the Transaction Documents will be subscribed for with funds that are from legitimate sources in connection with regular business activities, do not constitute the proceeds of crime as contemplated by the Australian Proceeds of Crime Act 1987 or 2002 (Cth) (and equivalent legislation in any other relevant jurisdiction) and would not constitute a breach of the Australian Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) (and equivalent legislation in any other relevant jurisdiction), and that such Purchaser is (and will be) in compliance with the requirements of any equivalent laws or relevant obligations under anti-money laundering and counter-terrorism financing laws and regulations in the jurisdictions in which it is incorporated or carries on business to the extent that those laws and regulations apply to such Purchaser's subscription for the Securities.
(n)       Other acknowledgements. Such Purchaser further acknowledges and agrees that (i) the Transaction Documents do not constitute financial product advice or a recommendation to subscribe for the Securities, and (ii) in negotiating and entering into the Transaction Documents, the has not had regard to such Purchaser's particular objectives, financial situation and needs.
The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.
ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES
4.1         Transfer Restrictions.
(a)          The Securities may only be disposed of in compliance with United States state and federal securities laws, the Corporations Act and applicable foreign laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights and obligations of a Purchaser under this Agreement and the Registration Rights Agreement.

(b)          The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:
[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [EXERCISABLE] [CONVERTIBLE]] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON [EXERCISE] [CONVERSION] OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.
The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders (as defined in the Registration Rights Agreement) thereunder.

(c)          Certificates evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Underlying Shares pursuant to Rule 144 (assuming cashless exercise of the Warrants), (iii) if such Underlying Shares are eligible for sale under Rule 144 (assuming cashless exercise of the Warrants) without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Underlying Shares and without volume or manner-of-sale restrictions or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) The Company shall cause its counsel to issue a legal opinion to the Transfer Agent or the Purchaser promptly if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by a Purchaser (if any of the foregoing conditions are satisfied), respectively. If all or any portion of a Note is converted or Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 (assuming cashless exercise of the Warrants) as to such Underlying Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Underlying Shares shall be issued free of all legends. The Company agrees that at such time as such legend is no longer required under this Section 4.1(c), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Ordinary Shares as in effect on the date of delivery of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend.
(d)          In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, (i) as partial liquidated damages and not as a penalty, for each US$1,000 of Underlying Shares (based on the VWAP of the Ordinary Shares on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section 4.1(c), US$5 per Trading Day for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to a Purchaser by the Legend Removal Date a certificate representing the Securities so delivered to the Company by such Purchaser that is free from all restrictive and other legends and (b) if after the Legend Removal Date such Purchaser purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by such Purchaser of all or any portion of the number of Ordinary Shares, or a sale of a number of Ordinary Shares equal to all or any portion of the number of Ordinary Shares that such Purchaser anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of such Purchaser’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the Ordinary Shares so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (A) such number of Underlying Shares that the Company was required to deliver to such Purchaser by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Ordinary Shares on any Trading Day during the period commencing on the date of the delivery by such Purchaser to the Company of the applicable Underlying Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

(e)        Each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.
4.2       Acknowledgment of Dilution.  The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding Ordinary Shares, which dilution may be substantial under certain market conditions. Subject to the accuracy of the Purchaser's warranties and representations in Sections 3.2(c), 3.2(i), 3.2(j) and 3.2(k), the Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.
4.3         Furnishing of Information; Public Information.
(a)         If the Ordinary Shares are not registered under Section 12(b) or 12(g) of the Exchange Act on the date hereof, the Company agrees to cause the Ordinary Shares to be registered under Section 12(g) of the Exchange Act on or before the 60th calendar day following the date hereof. Until the earliest of the time that (i) no Purchaser owns Securities or (ii) the Warrants have expired, the Company covenants to maintain the registration of the Ordinary Shares under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

(b)        At any time commencing the date hereof and ending at such time that all of the Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company (i) shall fail for any reason to satisfy the current public information requirement under Rule 144(c) or (ii) has ever been an issuer described in Rule 144 (i)(1)(i) or becomes an issuer in the future, and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Public Information Failure”) then, in addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to one percent (1.0%) of the aggregate Subscription Amount of such Purchaser’s Securities on the day of a Public Information Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required  for the Purchasers to transfer the Underlying Shares pursuant to Rule 144.  The payments to which a Purchaser shall be entitled pursuant to this Section 4.3(b) are referred to herein as “Public Information Failure Payments.”  Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Public Information Failure, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.
4.4         Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.
4.5         Conversion and Exercise Procedures. Each of the form of Notice of Exercise included in the Warrants and the form of Notice of Conversion included in the Notes set forth the totality of the procedures required of the Purchasers in order to exercise the Warrants or convert the Notes. Without limiting the preceding sentences, no ink-original Notice of Exercise or Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise or Notice of Conversion form be required in order to exercise the Warrants or convert the Notes. No additional legal opinion, other information or instructions shall be required of the Purchasers to exercise their Warrants or convert their Notes. The Company shall honor exercises of the Warrants and conversions of the Notes and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.6        Securities Laws Disclosure; Publicity. The Company shall (a) by the Disclosure Time, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 6-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and any of the Purchasers or any of their Affiliates on the other hand, shall terminate. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (a) as required by United States federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b).
4.7       Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers or any domestication or redomicile done solely of the purpose of changing the Company’s jurisdiction of organization..

4.8        Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed pursuant to Section 4.6, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto such Purchaser shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company. To the extent that the Company, any of its Subsidiaries, or any of their respective officers, director, agents, employees or Affiliates delivers any material, non-public information to a Purchaser without such Purchaser’s consent, the Company hereby covenants and agrees that such Purchaser shall not have any duty of confidentiality to the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates not to trade on the basis of, such material, non-public information, provided that the Purchaser shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 6-K. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.
4.9        Use of Proceeds. Except as set forth on Schedule 4.9 attached hereto, the Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and shall not use such proceeds: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices); (b) for the redemption of any Ordinary Shares or Ordinary Share Equivalents; (c) for the settlement of any outstanding litigation; or (d) in violation of FCPA or OFAC regulations.

4.10      Indemnification of Purchasers. Subject to the provisions of this Section 4.10, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, managers, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, managers, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is solely based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of United States state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time (in all cases at least a minimum of 10 days from the date that the Company is notified in writing by the Purchaser Party of such action) to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.10 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred, subject to reimbursement by the applicable Purchaser Party if a final judicial judgment is made (that can no longer be appealed whatsoever) that such Purchaser Party was not entitled to an indemnity due to the reasons set forth in sub-clauses (y) and (z) in the immediately foregoing sentence. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.
4.11      Listing of Securities.  The Company shall, if applicable: (i) in the time and manner required by the Principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of Ordinary Shares at least equal to the Required Minimum on the date of such application; (ii) take all steps necessary to cause such Ordinary Shares to be approved for listing or quotation on such Trading Market as soon as possible thereafter; (iii) provide to the Purchasers evidence of such listing or quotation; and (iv) maintain the listing or quotation of such Ordinary Shares on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market. The Company agrees to maintain the eligibility of the Ordinary Shares for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.
4.12       Participation in Future Financing. [Reserved].

4.13       Subsequent Equity Sales.

(a)         Except with respect to the issuances described on Schedule 4.13 hereto, from the date hereof until ninety (90) days after the Effective Date, neither the Company nor any Subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Ordinary Shares or Ordinary Share Equivalents or (ii) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement.
(b)        From the date hereof until such time as no Purchaser holds any of the Notes, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Ordinary Shares or Ordinary Share Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional Ordinary Shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the Ordinary Shares at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Ordinary Shares or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.
(c)       Unless Shareholder Approval has been obtained and deemed effective, neither the Company nor any Subsidiary shall make any issuance whatsoever of Ordinary Shares or Ordinary Share Equivalents which would cause any adjustment of the Conversion Price to the extent the holders of Notes would not be permitted, pursuant to Section 4(e) of the Notes to convert their respective outstanding Notes and exercise their respective Warrants in full, ignoring for such purposes the other conversion or exercise limitations therein. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.
(d)          From the date hereof until such time as no Purchaser holds any of the Notes, neither the Company nor any Subsidiary shall, directly or indirectly, effect or enter into (or publicly announce or recommend to its shareholders the approval or adoption thereof by such shareholders) any agreement, plan, arrangement or transaction structured in accordance with, based upon, or related or pursuant to Section 3(a)(9) or Section 3(a)(l0) of the Securities Act, without the prior written consent of the Holder (which consent may be withheld, delayed or conditioned in the sole discretion of such Holder).
(e)          From the date hereof until such time as no Purchaser holds any of the Notes, the Company shall not issue equity or equity-linked securities at a price per share below the Conversion Price of the Notes or the Exercise Price of the Warrants without the consent of the Purchasers.

(f)          Notwithstanding the foregoing, this Section 4.13 shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance.
4.14      Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to such Transaction Documents. Further, the Company shall not make any payment of principal or interest on the Notes in amounts which are disproportionate to the respective principal amounts outstanding on the Notes at any applicable time. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.
4.15     Certain Transactions and Confidentiality. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales, of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6.  Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 4.6, such Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Disclosure Schedules. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) no Purchaser makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6, (ii) no Purchaser shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6 and (iii) no Purchaser shall have any duty of confidentiality or duty not to trade in the securities of the Company to the Company or its Subsidiaries after the issuance of the initial press release as described in Section 4.6.  Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.16       Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.
4.17       Capital Changes. Until the one (1) year anniversary of the Effective Date, the Company shall not undertake a reverse or forward stock split or reclassification of the Ordinary Shares without the prior written consent of Purchasers except as may be required to meet any exchange requirement for continued listing.
4.18       Subsequent Debt. Neither the Company nor any Subsidiary shall without the prior written consent of Purchasers incur any Indebtedness or enter into any agreement to incur or announce to incur any Indebtedness. Notwithstanding the foregoing, the Company may enter into a credit agreement with a bank or financial institution on customary terms so long as the credit limit shall not exceed US$30,000,000 (the “Credit Limit”). If the Company seeks to enter into a financing arrangement with the aggregate advances in excess of the previously mentioned Credit Limit, then the Company must obtain the prior written consent of the Placement Agent in each instance. In this regard, the Company shall provide the Placement Agent with written notice of any proposed financing by no later than 20 calendar days prior to any proposed closing and such notice shall contain (a) an explanation in reasonable detail as whether the Company believes the proposed financing requires the consent of the Placement Agent and (b) copies of all of the loan documents.
4.19      Repayment of Notes. Subject to Section 4.13, for so long as the Notes remain outstanding, in the event that the Company receives proceeds from any one or more Subsequent Financings with aggregate gross proceeds in excess of US$25,000,000, then, at each Purchaser’s option it may demand that (a) twenty percent (20%) of such proceeds shall be used to repay the outstanding balance of such Purchaser’s Note, on a pro rata basis if the outstanding principal amount of the Notes is US$30,000,000 or less and (b) ten percent (10%) of such proceeds shall be used to repay the outstanding balance of such Purchaser’s Note, on a pro rata basis if the outstanding principal amount of the Notes is in excess of US$30,000,000. In such event, such repayment shall be applied in the following order: (i) first, to Late Fees (as defined in the Notes); (ii) second, to liquidated damages; (iii) third, to accrued but unpaid interest; and (iv) fourth, to unpaid principal amounts. This Section 4.19 shall also be subject to Section 6(a) and Section 6(c) of the Notes.
4.20       Related Party Transactions. So long as the Notes remain outstanding, neither the Company nor any Subsidiary shall without the prior written consent of Purchasers (which consent shall not unreasonably be withheld or delayed) enter into any transaction with a Related Party (as that term is defined in the Corporations Act) or an Affiliate; provided that no such consent shall be required with respect to any compensation to be issued to any employee, executive or director of the Company or any Subsidiary (including the issuance of any Ordinary Shares or Ordinary Share Equivalents in an Exempt Issuance) and so long as such compensation is approved by majority of the members of the compensation committee of the Company.
4.21       [Intentionally Omitted].

4.22      Additional Security Filings in the U.S. The Company shall use reasonable best efforts to cause all documents and filings required under the Security Documents to be made within a reasonable period of time with the United Stated Patent and Trademark Office and the U.S. Copyright Officer, in order to grant the Purchasers a first priority security interest in the intellectual property assets of the Company and the Subsidiaries, as applicable (including, without limitation, the Intellectual Property (as defined in the Security Agreement)).
4.23     Additional Security Filings in General. Upon the reasonable request of the Purchasers, the Company shall use reasonable best efforts to cause all documents and filings required under the Security Documents to be made within a reasonable period of time with any other governmental or administrative agency or regulatory authority (whether United States federal, state, county, local or foreign), or any subdivision thereof, in order to grant the Purchasers a first priority security interest in the assets of the Company and the Subsidiaries (including, without limitation, the Collateral and Intellectual Property (each as defined in the Security Agreement)).
ARTICLE V.
MISCELLANEOUS
5.1       Termination.  This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before July 20, 2022, provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).
5.2        Fees and Expenses. At the Closing, the Company has agreed to reimburse Placement Agent and Purchasers the sum of US$120,000 for its legal fees and expenses, none of which has been paid prior to the Closing. The Company shall deliver to each Purchaser, prior to Closing, a completed and executed copy of the Closing Statement, attached hereto as Annex A. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all (i) Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion or exercise notice delivered by a Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers, and (ii) all fees, disbursements, and expenses in connection with the transactions contemplated herein, including, without limitation, the Company’s legal and accounting fees and disbursements, the costs incident to the preparation, printing and distribution of any registration statement, filing fees, UCC filing fees, United States Patent and Trademark Officer fees, U.S. Copyright Officer fees, and costs associated with the Security Agreement.
5.3        Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4         Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.
5.5        Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company, and Purchaser/Purchasers which purchased at least 50.1% in interest of the Notes based on the initial Subscription Amounts hereunder or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that if any amendment or modification treats a Purchaser (or group of Purchasers) in a manner that is different than other Purchasers, the consent of such disproportionately impacted Purchaser (or group of Purchasers) shall also be required. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any proposed amendment or waiver that disproportionately, materially and adversely affects the rights and obligations of any Purchaser relative to the comparable rights and obligations of the other Purchasers shall require the prior written consent of such adversely affected Purchaser. Any amendment effected in accordance with this Section 5.5 shall be binding upon each Purchaser and holder of Securities and the Company.
5.6        Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
5.7        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8       No Third-Party Beneficiaries. The Placement Agent shall be the third-party beneficiary of the representations and warranties of the Company in Section 3.1 and the representations and warranties of the Purchasers in Section 3.2. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10 and this Section 5.8.
5.9       Issuance of Securities in Connection with a Subsequent Financing. The Company shall be permitted to issue Ordinary Shares and Ordinary Share Equivalent in connection with a Subsequent Financing; provided, however, that such financings are subject to the provisions contained in this Agreement in order to permit the consummation of such financings (including, without limitation, the terms and conditions contained in Section 4.13 herein).
5.10       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Clark County, State of Nevada. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Clark County, State of Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.10, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.
5.11     Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities. For a period of 36 months, or if later, 181 days after the Notes have been satisfied in full.
5.12       Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.13     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
5.14      Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that, in the case of a rescission of a conversion of a Note or exercise of a Warrant, the applicable Purchaser shall be required to return any Ordinary Shares subject to any such rescinded conversion or exercise notice concurrently with the return to such Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).
5.15     Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.
5.16      Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.17       Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
5.18      Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.
5.19      Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. For reasons of administrative convenience only, each Purchaser has chosen to communicate with the Company through S&W.  The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

5.20      Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.
5.21      Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.
5.22      Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and Ordinary Shares in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Ordinary Shares that occur after the date of this Agreement.
5.23      Electronic Signatures. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement or any other Transaction Document are intended to authenticate this writing and to have the same force and effect as manual signatures.  Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.  The Borrower expressly agrees that this Agreement and all other Transaction Documents are “transferable records” as defined in applicable Regulations relating to electronic transaction and that it may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by such applicable Regulations.
5.24      Set-Off.  In addition to any rights now or hereafter granted under applicable regulations and not by way of limitation of any such rights, each Purchaser is hereby authorized by the Company at any time or from time to time, without notice or demand to the Company or to any other Person, any such notice or demand being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness or other amounts at any time held or owing by the  Company or any Subsidiary to or for the credit or the account of the Company or any of its Affiliates against and on account of any amounts due by the Company or any of its Affiliates to such Purchaser  under any Transaction Documents (including from the purchase price to be disbursed hereunder), irrespective of whether or not (a) such Purchaser shall have made any demand hereunder or (b) the principal of or the interest on the Notes or any other Obligation shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured.  If, as a result of such set off, appropriate or application, such Purchaser receives more than it is owed under any Transaction Document, it shall hold such amounts in trust for the other Purchaser Parties and transfer such amounts to the other Purchaser Parties ratably according to the amounts they are owed on the date of receipt.

5.25      WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
Executed by Cenntro Electric Group Limited ACN 619 054 938 in accordance with Section 127 of the Corporations Act 2001

Signature of director	Signature of director/company secretary (Please delete as applicable)

Name of director (print)	Name of director/company secretary (print)

Address for Notice:

Email:

With a copy to (which shall not constitute notice:

Email:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT]
IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount: US$

Principal Amount (1.05 x Subscription Amount): US$

Warrant Shares:

EIN Number:

SCHEDULE 1
Name	PP/SA of each Note	PA of each Note	# of Warrants

EXECUTION COPY
EXHIBIT A
FORM OF NOTE
Attached

EXHIBIT B
FORM OF REGISTRATION RIGHTS AGREEMENT
Attached

EXHIBIT C
FORM OF WARRANT
Attached

EXHIBIT D
FORM OF LEGAL OPINION
Attached

EXHIBIT E
FORM OF SECURITY AGREEMENT
Attached

EXHIBIT F
FORM OF GUARANTY
Attached

EXHIBIT G
FORM OF PATENT SECURITY AGREEMENT
Attached

EXHIBIT H
FORM OF TRANSFER AGENT INSTRUCTIONS
Attached

EXHIBIT I
FORM OF PERFORMANCE GUARANTY
Attached

DISCLOSURE SCHEDULES TO THE
SECURITIES PURCHASE AGREEMENT

by and among

Cenntro Electric Group Limited ACN 619 054 938

and the

Purchasers to the Securities Purchase Agreement

COMPANY DISCLOSURE SCHEDULES

These Disclosure Schedules have been prepared in connection with the SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of July 20, 2022, by and among the Purchasers and the Company, and constitutes the Disclosure Schedules referred to in the Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

The representations and warranties of the Company in Paragraph 3 of the Agreement are made subject to the exceptions and qualifications set forth herein. These Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, separate representations or warranties of the Company.

The section numbers used herein refer to the Paragraphs in the Agreement. Headings and subheadings have been inserted herein for convenience of reference only and shall not have the effect of amending or changing the express description hereof as set forth in the Agreement.

The inclusion of any information (including dollar amounts) in any section of these Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company that such information is required to be listed in such section or is material to or outside the ordinary course of the business of the Company, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information). In addition, matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules. Any such additional matters are set forth for informational purposes only and do not necessarily include (and shall not be deemed to include) other matters of a similar nature. The information contained in these Disclosure Schedules is disclosed solely for purposes of the Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of applicable law or breach of contract).

Any information disclosed in these Disclosure Schedules under any section number shall be deemed to be disclosed and incorporated in the Disclosure Schedules under any other section to the extent such other section is explicitly referenced.

SCHEDULE 3.1(a)

Subsidiaries

Subsidiaries	Jurisdiction of Incorporation
Cenntro Automotive Corporation	USA
Cennatic Power, Inc.	USA
Cenntro Automotive Group Limited	Hong Kong
Cenntro Electric Group, Inc.	USA
Cenntro Automotive Europe GmbH	Germany
Cenntro Electric Group (Europe) GmbH, (f.k.a Blitz F22-1 GmbH)	Germany
Hangzhou Cenntro Autotech Co., Ltd.	PRC
Hangzhou Hengzhong Tech Co., Ltd	PRC
Hangzhou Ronda Tech Co., Ltd.	PRC
Shengzhou Cenntro Machinery Co., Ltd.	PRC
Simachinery Equipment Limited	Hong Kong
Zhejiang Cenntro Machinery Co., Ltd.	PRC
Zhejiang Sinomachinery Co., Ltd.	PRC
Zhejiang Tooniu Tech Co., Ltd.	PRC
Zhejiang Xbean Tech Co., Ltd.	PRC

SCHEDULE 3.1(d)

No Conflicts

None.

SCHEDULE 3.1(e)

Filings, Consents and Approvals

None.

SCHEDULES 3.1(g)

Capitalization

3.1(g)(i)

The Company has no limit on its authorized share capital. As of July 13, 2022 there are 261,256,254 Ordinary Shares with no par value issued and outstanding of which 71,545,270 Ordinary Shares are held by affiliates.

3.1(g)(ii)

None.

SCHEDULE 3.1(i)

Material Changes; Undisclosed Events, Liabilities or Developments

None.

SCHEDULE 3.1(j)

Litigation

(1) In February 2020, Sevic Systems SE (“Sevic”) asserted an out-of-court claim against Cenntro Automotive Europe GmbH (“CAE”; formerly Tropos Motors Europe GmbH or TME) for alleged infringement of property rights. Various legal briefs were exchanged between the parties. Sevic was interested in an amicable settlement at that time. However, CAE saw no basis for the alleged claims and, therefore, rejected a settlement. There has been no communication on this matter between the parties since April 2020.

(2) On July 12, 2020, Didier Verriest (“Didier”) filed a four-count complaint with the Superior Court of New Jersey seeking over $500,000 for alleged unpaid compensation expenses related to a breach of contract under the Magnum Agreement (the “Magnum Agreement”) Didier entered with Cenntro, and Magnum Korea Ltd. (“Magnum”). On March 5, 2021, Cenntro filed a motion to dismiss as to Didier’s breach of contract claim. Within its motion, Cenntro put before the Court a true and accurate copy of the Magnum Agreement, which revealed the payment obligation underlying Didier’s breach of contract claim against Cenntro, did not exist. Instead, the express terms of the Magnum Agreement confirmed that the payment obligation rested solely on Magnum. After briefing and oral argument, by court order dated April 30, 2021, the Court dismissed Plaintiff’s breach of contract claim against Cenntro, without prejudice. However, The Court is allowing a separate quantum meruit claim to proceed. Cenntro filed an answer to Didier’s amended complaint on Aug. 11, 2021, and the action remains pending in discovery.

(3) In October 2021, Sevic Systems SE (“Sevic”), a former channel partner to Cenntro, commenced a lawsuit against Shengzhou Machinery (“Shengzhou”), one of Cenntro’s wholly owned subsidiaries, relating to a breach of contract for the sale of goods (the “Sevic Lawsuit”). Sevic filed its complaint with the People’s Court of Keqiao District, Shaoxing City, Light Textile City (the “People’s Court”). In the Sevic Lawsuit, Sevic alleges that Shengzhou provided Sevic with certain unmarketable goods and requests the People’s Court (i) terminate two signed purchase orders under Savic’s contract with Shengzhou and (ii) award Sevic money damages of approximately $465,400 for the cost of goods, as well as interest and incidental losses, including freight and storage costs, for total damages of approximately $628,109. Sevic prayed for the People’s Court to freeze certain Shengzhou assets, which request was granted, resulting in Shengzhou having restricted cash of approximately $595,548 on its balance sheet as of December 31, 2021. Cenntro does not believe that Sevic’s claims have merit and intends to vigorously defend against such claims.

(4) In June 2022, Sevic Systems SE (“Sevic”) filed for injunctive relief in a corporate court in Brussels, Belgium, alleging Cenntro Automotive Europe GmbH’s (“CAE”; formerly Tropos Motors Europe GmbH or TME) infringement of Sevic’s intellectual property (“IP”) rights. The injunctive action was also directed against LEIE Center SRL (“LEIE”) and CEDAR Europe GmbH (“CEDAR”), two distribution partners of CAE. There, Sevic claims it acquired all IP rights to an electric vehicle, the so-called CITELEC model (“CITELEC”), fully and exclusively from the French company SH2M Sarl (“SH2M”) under Mr. Pierre Millet. Sevic claims these rights were acquired under a 2019 IP transfer agreement. According to Sevic, the METRO model (“METRO”) produced by Cenntro Electro Group Ltd. (“Cenntro”) and distributed by CAE derives directly from the CITELEC. The distribution of the METRO, therefore, allegedly infringes on Sevic's IP rights. In its action, Sevic relies on (Belgian) copyright law and unfair business practices. A court date has been set for August 3, 2022. Cenntro does not believe that the court has jurisdiction to hearSevic’s claims have merit and intends to vigorously defend against such claims.

(5)  The Company has been advised that the Securities and Exchange Commission has issued a formal order of investigation into the Company’s transaction with Naked Brands.  In general, the purpose of a formal order of investigation is to determine whether or not any securities laws were violated.  The SEC has not accused the Company of any wrongdoing, and at this time, the Company has no reason to conclude any violations occurred or will be found to have occurred. The Company is cooperating fully with the SEC in its investigation.

Except the above, the Company is currently not a party to any material legal or administrative proceedings.

SCHEDULE 3.1(k)

Labor Relations

The Company has yet to adopt an Australian Whistleblower Policy which is required under Australian law.

SCHEDULE 3.1(l)

Compliance

None.

SCHEDULE 3.1(o)

Title to Assets

None.

SCHEDULE 3.1(r)

Transactions with Affiliates and Employees

Since January 1, 2021, Cenntro has been party to the following material transactions and loans with (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, Cenntro; (b) associates; (c) individuals owning, directly or indirectly, an interest in voting power that gives them significant influence over Cenntro, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling Cenntro’s activities, including directors and senior management and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Commercial Transactions include the following:

Management consulting services

During the year ended December 31, 2021, Cenntro received management consulting services related to marketing and growth strategy in China and paid management consulting fees to the related party Shanghai Hengyu Enterprise Management Consulting Co., Ltd, an entity that is indirectly controlled by Mr. Peter Z. Wang (“Shanghai Management Consulting”). During the year ended December 31, 2021, Cenntro paid an aggregate amount of approximately $0.03 million in management consulting fees to Shanghai Management Consulting.

Financings from related parties

CAG and certain related persons of CAG, including certain entities indirectly owned by Mr. Peter Z. Wang, historically provided financing to Cenntro to support its operations. Generally, the financings provided to Cenntro were in the form of unsecured, fixed rate, interest-bearing loans and interest-free loans. The loans have typically had maturity dates of one year and are extended for additional one-year periods.

Prior to the closing of the Combination, CAG was the parent company of Cenntro. Mr. Peter Z. Wang, our Chief Executive Officer, is a principal stockholder of CAG. Cenntro Holding Limited is indirectly owned by Mr. Peter Wang. Shenzhen Yuanzheng Investment Development Co. Ltd (“YZ Investment”) is controlled by Mr. Yeung Heung Yeung, a director of CAG and principal shareholder of the Company. Mr. Wei Zhong is the CTO of the Company. Mr. Wang is the General Partner of Zhuhai Hengzhong Industrial Investment Fund (Limited Liability Partnership) (“Zhuhai HZ LLP”).

The table below sets forth certain terms relating to Cenntro’s related party debt (dollar amounts in millions) during the year ended December 31, 2021:

Lender	Maximum Amount Borrowed (USD) (in millions)	Maturity Date	Interest Rate	Aggregate Principal Amount Outstanding as of December 31, 2021
CAG	$13.95*	Payable on demand	Interest free	—
Cenntro Holding Limited	$0.77	Payable on demand	Interest free	—
YZ Investment	$0.31	April 2022	12%	$0.31
Mr. Peter Wang	$0.24	October 2021	8%	—
Mr. Zhong Wei	$1.12	December 2020	8-12%	—
Mr. Yeung Heung Yeung	$1.10	December 2021	12%	$1.10
Zhuhai HZ LLP	$0.61	Payable on demand	Interest free	—

* Relates to (i) operating funds from CAG Cayman with no interest of $15,823 and (ii) a reduction of capital from Cenntro by CAG Cayman in the amount of $13,930,000 prior to the closing of the Combination. The payment by Cenntro of $13,930,000 was made to CAG Cayman in February 2022.

The following table sets forth the principal and interest payments made on each of the above related party loans for the reporting period set forth below (dollar amounts in millions except interest payments):

	Principal Payments	Interest Payments
	For the year ended December 31,
	2021	2021
Lender	(in millions)
CAG	$4.52	—
Zhuhai HZ LLP	$0.94	—

As of June 30, 2022, the Company had no outstanding debt owed to related parties.

Advances to related parties

Cenntro occasionally provided short-term advances to certain related parties on a temporary basis. The advances were generally made on an interest-free basis. Such advances generally do not have a fixed term and are repayable upon demand.

Historically, Ronda and Zhejiang Sinomachinery provided short-term advances to each of Devirra (as defined below) and Zhejiang Zhongchai Machinery Co., Ltd (“ZC Machinery”), an entity indirectly owned by the Company’s Chairman and Chief Executive Officer, Mr. Peter Wang. Prior to the closing of the Combination, CAG was the parent company of both Cenntro and Devirra Corporation Limited (“Devirra” and, together with its subsidiaries, collectively referred to as “Devirra Group”). Devirra Group has historically held CAG’s city delivery business in China. Pursuant to the Combination, CAG sold Cenntro to the Company, but Devirra Group continued as subsidiaries of CAG and are not related to the Company.

During the year ended December 31, 2021, Ronda did not provide any interest-free short-term advances to Devirra Group and Devirra Group made principal payments to Ronda of approximately $0.2 million (or RMB 1.2 million) on amounts previously borrowed. In February 2021, Zhejiang Sinomachinery provided a one month, interest free operating loan to ZC Machinery of approximately $0.08 million. ZC Machinery repaid such loan in full in March 2021. As of December 31, 2021, the outstanding balance of advances to ZC Machinery and Devirra were approximately $0.4 million and nil, respectively.

All advances to the above borrowers have been fully collected as of June 30, 2022.

Transactions Related to the Combination include the following:

Registration Rights Agreement
At the closing of the Combination, NBG entered into a registration rights agreement (the “Registration Rights Agreement”) with certain shareholders of CAG and other signatories thereto, pursuant to which the holders were granted the right to have registered for resale under the Securities Act Ordinary Shares, including the Acquisition Shares and Ordinary Shares awarded as compensation to Justin Davis-Rice and Simon Tripp, two of our current directors, as well as former directors Andy Shape and Kelvin Fitzalan, subject to certain conditions set forth therein. Pursuant to the Registration Rights Agreement, the Company filed a registration statement registering the resale of the Registrable Securities on January 6, 2022.

Relationship Agreement
In accordance with the Acquisition Agreement, at the closing of the Combination, the Company entered into the Relationship Agreement with the Wang Parties. In accordance with the Acquisition Agreement and the Relationship Agreement, the Board consists of five directors, including the Wang Parties Nominee Directors and Mr. Davis-Rice, NBG’s former chief executive officer and the director designated by NBG. The Relationship Agreement further provides that for so long as the Wang Parties collectively beneficially own at least 10% of the issued and outstanding Ordinary Shares, in the event that any of the Wang Parties Nominee Directors are removed as a director by members pursuant to section 203D of the Corporations Act, Mr. Wang may give notice in writing to the Company of the person that the Wang Parties wish to nominate in place of that previous Wang Parties Nominee Director, together with their consent to act, and the Company must ensure that such individual is appointed as a Wang Parties Nominee Director of the same class of director as the previous nominee within two business days of receipt of such notice and signed consent to act.

At the closing of the Combination, pursuant to requirements in the Acquisition Agreement, Cenntro Enterprise Limited, Trendway Capital Limited and CLGL, each a principal shareholder of CAG (collectively, the “Lock-Up Parties”) entered into a lock-up agreement with NBG (the “Lock-Up Agreement”), pursuant to which the Lock-Up Parties agreed not to transfer the Acquisition Shares beneficially owned or owned of record by them for a period of 180 days following the Closing. Each of Cenntro Enterprise Limited and Trendway Capital Limited is wholly owned by Mr. Peter Wang, our Chief Executive Officer.

Divestiture of FOH

On December 30, 2021, simultaneously with the closing of the Combination, NBG consummated the Divestiture of FOH pursuant to the Term Sheet, by and among NBG, Bendon and FOH. Bendon is jointly controlled by Justin Davis-Rice, a member of the Company’s Board and formerly NBG’s Executive Chairman and Chief Executive Officer, and Anna Johnson, a former Chief Executive Officer of NBG. From June 2018 until April 2021, Bendon was an operating subsidiary of NBG. FOH is a designer and e-commerce retailer of women’s intimate apparel, sleepwear and swimwear. It is the exclusive licensee of the Frederick’s of Hollywood global online license, under which it sells Frederick’s of Hollywood intimate products, sleepwear and loungewear products, swimwear and swimwear accessories products, and costume products.

Under the Term Sheet, Bendon purchased all the outstanding shares of common stock of FOH for a purchase price of AUS$1.00. In connection with such purchase, NBG recapitalized FOH with USD$12.6 million in order to cover liabilities of FOH assumed by Bendon and forgave USD$9.5 million of intercompany loans made by NBG to FOH. The Term Sheet includes certain fundamental representations and warranties of NBG, which terminated as of the closing of the Divestiture. Under the Term Sheet, the Company has no liability to Bendon or FOH following the closing.

Bendon Sale

On April 30, 2021, NBG announced that it had entered into the Bendon Share Sale Agreement for the sale of all of the issued share capital in Bendon Limited to JADR Holdings, an entity affiliated with Mr. Davis-Rice and Matana Intimates Holdings Trustee Limited, an entity affiliated with Anna Johnson, a former Chief Executive Officer of NBG. In connection with the signing of the Bendon Share Sale Agreement, the Company entered into a management services agreement with Bendon through its wholly owned subsidiary, FOH Online Corp. (the “FOH Services Agreement”) and provided a five-year loan of up to NZ$7 million to Bendon (the “Naked Facility”). Each of the Bendon Share Sale Agreement, the FOH Services Agreement and the Naked Facility are more fully described in the Report of Foreign Private Issuer on Form 6-K filed with the SEC on April 30, 2021.

Arrangements with Justin Davis-Rice

 In connection with the appointment of Mr. Davis-Rice as Chief Executive Officer of NBG in January 2021, the board of directors of NBG, upon recommendation of the compensation committee, granted to Mr. Davis-Rice phantom warrants with a strike price equal to $5.55 (the 20-day volume-weighted average price of the Ordinary Shares, after taking into account the 1-to-15 Reverse Share Split). The grant set forth that the phantom warrants would vest in three tranches, with the first tranche vesting immediately, the second tranche vesting on July 21, 2021 and the third tranche vesting on January 21, 2022, and each tranche covering an amount equal to 1.5% of NBG’s outstanding Ordinary Shares as of the date of vesting. Upon exercise, NBG net cash settled such phantom warrants. The award of the phantom warrants is more fully described in the Report of Foreign Private Issuer on Form 6-K filed with the SEC on April 30, 2021.

In connection with the Bendon Sale, NBG entered into a consultant service agreement (the “JADR Consultant Agreement”) with JADR Consulting, an entity controlled by Mr. Davis-Rice, pursuant to which JADR Consulting agreed to make Mr. Davis-Rice available to serve as NBG’s Chief Executive Officer and Chairman. The consultant agreement had a term of two years. On the date twelve months prior to the end of the existing term, the consultant agreement will be automatically extended by a further two years unless prior to such date either party gives written notice to the other party that the term will not be extended. As compensation for the services, NBG agreed to pay JADR Consulting US$500,000 per year. Pursuant to the JADR Consulting Agreement, JADR Consulting also was entitled to be awarded bonuses as agreed with the board of directors from time to time. In connection with the closing of the Combination, the JADR Consultant Agreement was terminated in accordance with its terms. The JADR Consulting Agreement is more fully described in the Report of Foreign Private Issuer on Form 6-K filed with the SEC on April 30, 2021.

 On September 22, 2021, the board of directors of NBG, upon the recommendation of the compensation committee, granted Mr. Davis-Rice an incentive award. The incentive award was structured such that on the first, second and third anniversary of the granting, Mr. Davis-Rice would be granted Ordinary Shares of NBG with a market value equal to 1.5% of the increase in NBG’s total market capitalization since the grant of the award, each to be determined based on the daily VWAP of NBG’s Ordinary Shares for the five trading days immediately prior to the applicable anniversary. The incentive award is more fully described in the Report of Foreign Private Issuer on Form 6-K filed with the SEC on September 29, 2021.

 In connection with the closing of the Combination, JADR Consulting Group Pty Ltd received approximately $20.2 million in cash from the acceleration of the third tranche of the phantom awards and 7,151,612 Ordinary Shares from the acceleration of the incentive award. In connection with the closing of the Combination, Mr. Davis-Rice resigned from his position as Chief Executive Officer and Executive Chairman of the Company, effective as of December 30, 2021.

Ziirsen Consulting Agreement

In connection with his appointment as the Company’s Chief Financial Officer in April 2021, Mr. Ziirsen entered into a consulting agreement with NBG (the “Ziirsen Consulting Agreement”). Under the Ziirsen Consulting Agreement, Mr. Ziirsen was entitled to receive consulting fees at an annual rate of A$350,000. In addition, he was eligible to receive incentive payments at the sole discretion of the compensation committee, based on the achievement of key performance criteria for each year as agreed to between Mr. Ziirsen and the compensation committee. The agreement had a term of two years, which would be automatically extended for an additional two years unless either party provided notice six months prior to the end of the initial term. The consulting agreement is more fully described in the Report of Foreign Private Issuer on Form 6-K filed with the SEC on April 21, 2021.

In connection with the closing of the Combination, Mr. Ziirsen resigned from his position as Chief Financial Officer of the Company, effective as of December 30, 2021, and the Ziirsen Consulting Agreement was terminated in accordance with its terms. On January 1, 2022, the Company entered into a new consulting agreement (the “Cenntro Ziirsen Consulting Agreement”) with Mr. Ziirsen for transition consulting services, including acting as co-Company Secretary. Under the Cenntro Ziirsen Consulting Agreement, Mr. Ziirsen is entitled to a monthly retainer of $10,000 for certain transition services and an additional daily fee of the lesser of $2,000 per day or $300 per hour for other agreed upon services in addition to transition services. The term of the Cenntro Ziirsen Consulting Agreement ends upon completion of agreed upon services under the agreement and may be terminated by either party with one month’s prior written notice.

SCHEDULE 3.1(s)

Fees

On May 17, 2022, the Company entered into a letter agreement with Univest Securities, LLC (“Univest”) pursuant to which Univest shall serve as the exclusive placement agent or exclusive lead underwriter for the Company, in connection with its proposed offering of securities and instruments either in the form of a public offering registered with the Securities and Exchange Commission, or in the form of a private placement pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, with the intention to raise approximately $500,000,000. Univest is entitled to a cash fee of 7% of the proceeds raised and certain warrants and fees, as applicable.

SCHEDULE 3.1(w)

Registration Rights

The following table represents the 103,493,609 ordinary shares that may be resold pursuant to the Registration Statement on Form F-3 (the “Registration Statement”) by the Selling Shareholders (as defined in the Registration Statement) as of July 13, 2022. The percentage is calculated based on 261,256,254 Class A Ordinary Shares issued and outstanding as of July 13, 2022.

Name of Shareholder (1)	Number	Percentage

Jim Fallon(2)	222,752	*
Cenntro Enterprise Limited(3)	65,399,935	25.03%
China Leader Group Limited(4)	20,918,659	8.01%
Trendway Capital Limited(5)	6,144,407	2.35%
Jing Lin(6)	323,434	*
Yi Hua Chen(6)	385,440	*
Achiever Season Limited(7)	1,610,169	*
Lucky Star International (HK) Limited(8)	1,410,169	*
Variety Investments Limited(9)	161,713	*
Affinity Jade Holdings Limited(10)	161,713	*
Increase Gain International Limited(11)	161,713	*
Wayne Lin(6)	198,786	*
Joanna Lin(6)	198,786	*
Xiaoya Yuan(6)	19,921	*
Meiying Song(6)	23,904	*
Nancy Nian-Tuzz Liu(6)	19,920	*
Tao Yuan(6)	59,763	*
Bo Yuan(6)	59,763	*
Jin Li(6)	59,765	*
Ying Li(6)	19,921	*
Jian Chun Sun(6)	7,156	*
Champion Tech Ltd.(12)	59,635	*
David Lifeng Chen(9)	19,878	*
Hao Zhou(9)	39,756	*
Yang Liu(9)	19,877	*
Hua Wang(9)	19,878	*
Jiahua Wang(9)	46,516	*
Soo Yeon Ryoo(9)	20,541	*
Lawrence Firestone(9)	7,156	*
Risehigh Global Limited(13)	1,073,446	*
Progresswise Limited(14)	1,073,446	*
China Angel Investment Management Limited(15)	161,716	*
Longling Capital Ltd(16)	3,374,915	1.30%
Andrew Shape(17)	5,339	*
Simon Tripp(13)(18)	3,721	*
Total	103,493,609	*

*	Represents beneficial ownership of less than 1%.
1)	The percent of beneficial ownership for the Selling Shareholders is based on 261,256,254 Ordinary Shares outstanding as of July 13, 2022 and excludes the following:
a.	9,225,291 Ordinary Shares issuable upon the exercise of options outstanding as of July 13, 2022, granted under the 2016 Plan, at a weighted-average exercise price of $1.1007 per Ordinary Share;
b.	25,965,234 Ordinary Shares which may be issued under our Cenntro Electric Group Limited 2022 Stock Incentive Plan (the “2022 SIP”), which has been approved by the Board of Directors;
c.	7,789,571 Ordinary Shares which may be issued under the Cenntro Electric Group Limited 2022 Employee Stock Purchase Plan (the “2022 ESPP”), which has been approved by the Board of Directors;
d.	33,428 Ordinary Shares which may be issued upon exercise of our outstanding warrants as of July 13, 2022, at a weighted-average exercise price of $202.97 per Ordinary Share; and
e.
15,948 Ordinary Shares which may be issued upon exercise of options outstanding as of July 13, 2022, granted to NBG’s former non-employee directors, at a weighted-average exercise price of $8.6452 per Ordinary Share.

2)
Represents Ordinary Shares issued to Mr. Fallon in connection with the Distribution following the completion of the Combination. The address of Mr. Fallon is 137 W 83rd Street Apt 5W, New York, New York 10017.

3)
Peter Z. Wang, our Chief Executive Officer and one of our directors, is the sole director and sole shareholder of Cenntro Enterprise Limited (“CEL”). Mr. Wang has voting and/or investment power over the securities held by CEL and as a result may be deemed to beneficially own the securities held by CEL. In connection with the Combination, CEL agreed to enter into a lock-up agreement pursuant to which it has agreed not to sell its Ordinary Shares acquired in the Combination for a period of 180 days following the date of the Closing without our consent. The address of CEL is c/o Cenntro Electric Group Limited, 501 Okerson Road, Freehold, New Jersey 00728.

4)
China Leader Group Limited (“China Leader”) is an entity ultimately owned by Yeung Heung Yeung, one of the directors of CAG. Yeung Heung Yeung has voting and/or investment power over the securities held by China Leader and as a result may be deemed to beneficially own the securities held by China Leader. In connection with the Combination, China Leader Group Limited agreed to enter into a lock-up agreement pursuant to which it has agreed not to sell its Ordinary Shares acquired in the Combination for a period of 180 days following the date of the Closing without our consent. The address of China Leader is Flat B, 29 Floor, Tower 1, Starcrest, 9 Star Street, Wan Chai, Hong Kong.

5)
Peter Z. Wang, our Chief Executive Officer and one of our directors, is the sole director and sole shareholder of Trendway Capital Limited (“TCL”). Mr. Wang has voting and/or investment power over the securities held by TCL and as a result may be deemed to beneficially own the securities held by TCL. In connection with the Combination, TCL agreed to enter into a lock-up agreement pursuant to which it has agreed not to sell its Ordinary Shares acquired in the Combination for a period of 180 days following the date of the Closing without our consent. The address of TCL is c/o Cenntro Electric Group Limited, 501 Okerson Road, Freehold, New Jersey 00728.

6)	The address of such Selling Shareholder is c/o Cenntro Electric Group Limited, 501 Okerson Road, Freehold, New Jersey 07728.

7)
Ding, Changyu is the sole shareholder in Achiever Season Limited (“Achiever”) and has voting and/or investment power over the securities held by Achiever. As a result, Mr. Ding may be deemed to beneficially own the securities held by Achiever. The address of Achiever is 5-1701, Beijing Golf Apartment, No. 8, Xili South District, Chaoyang Park, Chaoyang District, Beijing 100125.

8)
Lucy Lu is the sole shareholder and sole director of Lucky Star International (HK) Limited (“Lucky Star”) and may be deemed to beneficially own the securities held by Lucky Star. The address of the Lucky Star is Flat/Rr 705 Sunbeam Plaza, 1155 Canton Road, Mongkok, Kowloon, Hong Kong.

9)
Ju Xiong Wei is the sole shareholder of Variety Investments Limited (“Variety”). Ju Xiong Wei has voting and/or investment power over the securities held by Variety and may be deemed to beneficially own the securities held by Variety. The address of Variety is c/o Cenntro Electric Group Limited, 501 Okerson Road, Freehold, New Jersey 07728.

10)
Huan Hu is the sole shareholder of Affinity Jade Holdings Limited (“Affinity”). Huan Hu has voting and/or investment power over the securities held by Affinity and may be deemed to beneficially own the securities held by Affinity. The address of Affinity is 238 Orchard Boulevard #17-05, Singapore 237973.

11)
Qi Xiaopeng is the sole shareholder of Increase Gain International Limited (“Increase”). Qi Xiaopeng has voting and/or investment power over the securities held by Increase and may be deemed to beneficially own the securities held by Increase. The address of Increase is Room 801, Unit 5, Building 3, Dinglijiayuan, No.56 Youanmen Wai Dajie, Fengtai District, Beijing, China.

12)
Cheng, Su-Yeh is the sole shareholder of Champion Tech Ltd. (“Champion”). Cheng, Su-Yeh has voting and/or investment power over the securities held by Champion and may be deemed to beneficially own the securities held by Champion. The address of Champion is 5F, No.190-1, Xueqin Rd., Sanxia Dist., New Taipei City 237627, Taiwan.

13)
Liqing Zeng is the sole shareholder of Risehigh Global Limited (“Risehigh”). Liqing Zeng has voting and/or investment power over the securities held by Risehigh and may be deemed to beneficially own the securities held by Risehigh. The address of Risehigh is 1702B, 17/F, International Commerce Centre, 1 Austin Road West, Tsim Sha Tsui, Kowloon, Hong Kong.

14)
Boquan He is the sole shareholder of Progresswise Limited (“Progresswise”). Boquan He has voting and/or investment power over the securities held by Progresswise and may be deemed to beneficially own the securities held by Progresswise. The address of Progresswise is Suite 1709, Tower Two, Times Square 1 Matheson Street, Causeway Bay, Hong Kong.

15)
Jiang Qi Hang is the sole shareholder of China Angel Investment Management Limited (“China Angel”). Jiang Qi Hang has voting and/or investment power over the securities held by China Angel and may be deemed to beneficially own the securities held by China Angel. The address of China Angel is Room B, 37/F, Tower 2, Phase 6, 8 Bel Air Avenue, Hong Kong.

16)
Cai Wensheng is the sole shareholder of Longling Capital Ltd (“Longling Capital”) Caio Wensheng has voting and/or investment power over the securities held by Longling Capital and may be deemed to beneficially own the securities held by Longling Capital. The address of Longling Capital is 75B, Sun Tower, The Arch, 1 Austin Road West, Kowloon, Hong Kong.

17)
Includes 5,315 Ordinary Shares held by Mr. Shape, 5,316 Ordinary Shares issuable upon exercise of options held by Mr. Shape and 24 Ordinary Shares otherwise held by Mr. Shape. 24 Ordinary Shares are not being registered for resale under this registration statement. The address of Mr. Shape is 2 Heritage Drive, Suite 600, Quincy, Massachusetts 02171.

18)
Includes 3,721 Ordinary Shares held by Mr. Tripp, 5,316 Ordinary Shares issuable upon exercise of options held by Mr. Tripp and 262 Ordinary Shares held of record by Van Zyl Tripp Pty Ltd, an entity controlled by Mr. Tripp. 262 Ordinary Shares are not being registered for resale under this registration statement.

SCHEDULE 3.1(bb)

Solvency

The Company is a holding company and conducts its business mainly through its subsidiaries (collectively referred to as the “Group”).

As of June 30, 2022, the Group maintains the following operating leases with a present value of lease payments in excess of US$100,000, with an aggregate present value of US$9.42 million:

No.	Entity	Leases Place	Leases Due Date	Present Value US$
1	Cenntro Automotive Corporation	Jacksonville, Florida	9/30/2032	8,278,961.12
2	Zhejiang Hengyuan Machinery Co., Ltd. (aka Zhejiang Cenntro Machinery Co., Ltd.)	Zhejiang, PRC	03/31/2024	676,417.70
3	Cenntro Automotive Europe GmbH	Herne, DE	06/30/2024	469,394.82

SCHEDULE 3.1(ff)

Accountants

The Company’s accounting firm that shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report on Form 20-F for the fiscal year ending December 31, 2022, is Marcum Bernstein & Pinchuk LLP.

SCHEDULE 3.1(gg)

Seniority

None.